Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS EARNINGS GROWTH OF 52% TO $0.67 PER DILUTED SHARE ON REVENUE GROWTH OF 25%

Operating Ratio Improves to New Quarterly Record of 86.2%

THOMASVILLE, N.C. — (October 27, 2011) — Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the third quarter ended September 30, 2011. Revenue was a record $494.5 million for the quarter, an increase of 24.9% from $396.0 million for the third quarter of 2010. Net income increased 58.4% to $38.6 million from $24.4 million for the third quarter of last year, and earnings per diluted share rose 52.3% to $0.67 from $0.44 in the third quarter of 2010. Old Dominion’s operating ratio improved to a record 86.2% for the third quarter compared to 89.0% for the third quarter of 2010. Weighted average shares outstanding for the third quarter of 2011 rose 2.7% compared with the third quarter of 2010.

For the first nine months of 2011, revenue increased 29.1% to $1.40 billion from $1.08 billion for the same period in 2010. Net income increased 85.8% to $99.6 million from $53.6 million in the first nine months of 2010. Earnings per diluted share for the year-to-date period of 2011 were $1.75, up 82.3% from $0.96 for the comparable period of 2010. Old Dominion’s operating ratio improved to 87.8% from 90.8% for the first nine months of 2010.

“Old Dominion continued to produce substantial profitable growth for the third quarter of 2011, with both our revenue and operating ratio improving to new quarterly records,” remarked David S. Congdon, President and Chief Executive Officer of Old Dominion. “Our revenue growth for the quarter again reflected significant tonnage growth and a favorable pricing environment. Tonnage increased 9.6% compared with the third quarter last year, and revenue per hundredweight rose 13.7%, or 7.8% excluding fuel surcharges. This increase represents the continuation of our yield management process, which includes the impact of a 4.9% general rate increase implemented on September 6, 2011. Our revenue per hundredweight was also favorably impacted by both a 2.2% decrease in weight per shipment and a 0.3% increase in average length of haul.

“Greater operating leverage, driven by our tonnage growth, and our disciplined yield management process were primarily responsible for the 280 basis-point improvement in our

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ODFL Reports Third-Quarter Financial Results

October 27, 2011

operating ratio to a record 86.2% for the third quarter. Our operating ratio also benefited from improvements in most of our key productivity measures. As a result of our improved performance in 2011, we were pleased to reward our employees with another annual wage increase that became effective during the first week of September.

“While effectively all the tonnage growth for the third quarter served to increase density in existing service centers, we did open two new service centers — in Madison, Wisconsin and Altoona, Pennsylvania. In October, we also opened a new service center in Canton, Ohio and relocated and expanded our service center in Wausau, Wisconsin. As a result, we currently have 216 service centers in operation.”

The Company’s capital expenditures were approximately $68 million for the third quarter of 2011 and $210 million for the first nine months of 2011. The Company expects to incur capital expenditures of $245 million to $265 million for all of 2011. This estimate includes $80 million to $90 million for real estate purchases and expansion projects at existing facilities, subject to the availability of suitable real estate and the timing of construction projects, of which we have spent approximately $53 million through September 2011. Our total capital expenditure budget also includes $150 million to $155 million for the purchase of tractors, trailers and other equipment, and $15 million to $20 million for investments in technology, the majority of which has been spent.

Old Dominion has continued to fund capital expenditures primarily with cash flow from operations and, as a result, its financial position was further strengthened during the third quarter. Total debt to capitalization improved to 24.5% at the end of the third quarter of 2011 compared with 25.4% at June 30, 2011 and 29.1% at September 30, 2010. At the end of the third quarter of 2011, the Company had $42.3 million in cash and cash equivalents, up from $28.7 million at June 30, 2011. Old Dominion also entered into a new five-year, $200 million senior unsecured revolving credit facility during August 2011 that replaced its expiring $225 million facility. The new facility can be expanded to $300 million. There were $50.8 million of outstanding letters of credit but no borrowings outstanding on this facility at September 30, 2011.

Mr. Congdon concluded, “While there are many factors contributing to Old Dominion’s exceptional performance, we believe an adherence to our core principles that include providing high-quality service at fair and equitable prices is our fundamental strength. We believe our service record leads the industry with on-time deliveries of 99% and a cargo-claims ratio of 0.52% in the third quarter of 2011. While attractive to our customers, the value of our services encompasses more than just those outstanding metrics. By continuously investing in technology that allows us to improve both our delivery standards and the efficiency of our operations, we also provide our customers with an unsurpassed level of transparency into the process of shipping their freight. Our integrated infrastructure provides us with structural competitive advantages, and we continue to make significant investments in capacity to maintain our responsiveness to customer needs.

“Ultimately, we believe our success is grounded in keeping our promise to deliver exceptional value to our customers. I am very proud of the OD family for the results we have

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ODFL Reports Third-Quarter Financial Results

October 27, 2011

continued to produce throughout this economic cycle. The performance of our dedicated employees, combined with our strategic advantages and financial strength, has created a strong competitive position for Old Dominion. We believe we are poised to take advantage of future market opportunities and are confident in our growth prospects.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through November 27, 2011. A telephonic replay will also be available through November 5, 2011 at (719) 457-0820, Confirmation Number 1741803.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate acquisitions, if any; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, long-term disability and group health, including increased premiums, adverse loss development, increased self-insured retention levels, and claims in excess of coverage levels; (9) the availability and cost of capital for our significant ongoing cash requirements; (10) the availability and cost of replacement parts and new equipment, particularly in light of regulatory changes and supply constraints impacting the cost of these assets; (11) decreases in demand for, and the value of, used equipment; (12) the availability and cost of diesel fuel; (13) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, and new safety standards for drivers and equipment; (14) the costs and potential adverse impact associated with the implementation of the new safety monitoring system of the Federal Motor Carrier Safety Administration; (15) seasonal trends in the industry, including the possibility of harsh weather conditions; (16) our dependence on key employees; (17) the concentration of our stock ownership with the Congdon family; (18) the costs and potential adverse impact associated with potential future changes in accounting standards or practices; (19) the impact caused by potential disruptions to our information technology systems; (20) dilution to existing shareholders caused by any issuance of additional equity; and (21) other

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ODFL Reports Third-Quarter Financial Results

October 27, 2011

risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), non-union motor carrier providing regional, inter-regional and national LTL service and value-added logistics services. In addition to its core LTL services, the Company offers its customers a broad range of logistics services including ground and air expedited transportation, supply chain consulting, transportation management, truckload brokerage, container delivery and warehousing services. Through marketing and carrier relationships, the Company also offers door-to-door international freight services to and from all of North America, Central America, South America and the Far East.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2011	2010	Chg.	2011	2010	Chg.
Revenue from operations	$494,475	$395,981	24.9%	$1,397,409	$1,082,026	29.1%
Operating income	$68,194	$43,384	57.2%	$170,760	$99,770	71.2%
Operating ratio	86.2%	89.0%		87.8%	90.8%
Net income	$38,631	$24,381	58.4%	$99,587	$53,595	85.8%
Basic and diluted earnings per share	$0.67	$0.44	52.3%	$1.75	$0.96	82.3%
Basic and diluted weighted average shares outstanding	57,443	55,927	2.7%	57,048	55,927	2.0%

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ODFL Reports Third-Quarter Financial Results

October 27, 2011

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations
(In thousands, except per share amounts)
	Third Quarter					Year To Date
	2011		2010		% Chg.	2011		2010		% Chg.

Revenue	$494,475	100.0%	$395,981	100.0%	24.9%	$1,397,409	100.0%	$1,082,026	100.0%	29.1%

Operating expenses:
Salaries, wages & benefits	247,157	50.0%	213,380	53.9%	15.8%	708,031	50.7%	590,441	54.6%	19.9%
Operating supplies & expenses	91,421	18.4%	62,746	15.8%	45.7%	264,751	18.9%	175,020	16.2%	51.3%
General supplies & expenses	12,648	2.6%	11,136	2.8%	13.6%	37,415	2.7%	31,151	2.9%	20.1%
Operating taxes & licenses	16,128	3.3%	14,360	3.6%	12.3%	47,547	3.4%	41,071	3.8%	15.8%
Insurance & claims	8,154	1.6%	7,204	1.8%	13.2%	22,875	1.6%	18,838	1.7%	21.4%
Communications & utilities	4,518	0.9%	3,820	1.0%	18.3%	13,501	1.0%	11,263	1.0%	19.9%
Depreciation & amortization	23,396	4.7%	19,396	4.9%	20.6%	66,530	4.8%	60,500	5.6%	10.0%
Purchased transportation	16,628	3.4%	15,026	3.8%	10.7%	47,696	3.4%	36,825	3.4%	29.5%
Building and office equipment rents	3,412	0.7%	3,719	0.9%	(8.3%)	10,299	0.7%	11,768	1.1%	(12.5%)
Miscellaneous expenses, net	2,819	0.6%	1,810	0.5%	55.7%	8,004	0.6%	5,379	0.5%	48.8%

Total operating expenses	426,281	86.2%	352,597	89.0%	20.9%	1,226,649	87.8%	982,256	90.8%	24.9%

Operating income	68,194	13.8%	43,384	11.0%	57.2%	170,760	12.2%	99,770	9.2%	71.2%

Other deductions:
Interest expense, net	3,394	0.7%	2,927	0.7%	16.0%	10,701	0.8%	9,521	0.9%	12.4%
Other expense, net	1,678	0.3%	(178)	(0.0%)	(1042.7%)	622	0.0%	924	0.0%	(32.7%)

Income before income taxes	63,122	12.8%	40,635	10.3%	55.3%	159,437	11.4%	89,325	8.3%	78.5%

Provision for income taxes	24,491	5.0%	16,254	4.1%	50.7%	59,850	4.3%	35,730	3.3%	67.5%

Net income	$38,631	7.8%	$24,381	6.2%	58.4%	$99,587	7.1%	$53,595	5.0%	85.8%

Earnings per share:

Basic and Diluted	$0.67		$0.44		52.3%	$1.75		$0.96		82.3%

Weighted average outstanding shares:

Basic and Diluted	57,443		55,927		2.7%	57,048		55,927		2.0%

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ODFL Reports Third-Quarter Financial Results

October 27, 2011

OLD DOMINION FREIGHT LINE, INC.

	Third Quarter			Year to Date
Operating Statistics	2011	2010	% Chg.	2011	2010	% Chg.

Operating ratio	86.2%	89.0%	(3.1%)	87.8%	90.8%	(3.3%)
Intercity miles *	101,590	90,778	11.9%	289,807	247,454	17.1%
Total tons *	1,668	1,522	9.6%	4,799	4,198	14.3%
Total shipments *	1,900	1,694	12.2%	5,454	4,686	16.4%
Revenue per intercity mile	$4.87	$4.36	11.7%	$4.82	$4.37	10.3%
Rev/cwt ‡	$14.82	$13.04	13.7%	$14.62	$12.94	13.0%
Rev/cwt excluding fuel surcharges ‡	$12.37	$11.48	7.8%	$12.23	$11.38	7.5%
Rev/shp ‡	$260.33	$234.29	11.1%	$257.34	$231.77	11.0%
Rev/shp excluding fuel surcharges ‡	$217.25	$206.18	5.4%	$215.19	$203.97	5.5%
Weight per shipment (lbs.)	1,756	1,796	(2.2%)	1,760	1,792	(1.8%)
Average length of haul (miles)	948	945	0.3%	954	946	0.8%

* -	In thousands
‡ -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	September 30, 2011	December 31, 2010
(In thousands)

Cash and cash equivalents	$42,262	$5,450
Other current assets	276,327	217,132

Total current assets	318,589	222,582
Net property and equipment	1,103,220	964,216
Other assets	51,389	53,083

Total assets	$1,473,198	$1,239,881

Current maturities of long-term debt	$37,331	$37,130
Other current liabilities	182,786	132,916

Total current liabilities	220,117	170,046
Long-term debt	227,143	234,087
Other non-current liabilities	209,302	167,099

Total liabilities	656,562	571,232
Equity	816,636	668,649

Total liabilities & equity	$1,473,198	$1,239,881

Note: Financial and operating data are unaudited

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